STEWARD FUNDS, INC.

CERTIFICATE OF CORRECTION

STEWARD FUNDS, INC., a Maryland corporation (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (which is hereinafter referred to as “SDAT”) that:

FIRST: The title of the document being corrected by this Certificate of Correction is the Articles Supplementary of the Corporation that was filed with and accepted for record by SDAT on August 27, 2021, at 1:17 P.M. (the “Articles Supplementary”).

SECOND: The name of the sole party to the Articles Supplementary is Steward Funds, Inc.

THIRD: The Articles Supplementary were filed for record with SDAT on August 27, 2021, at 1:17 P.M.

FOURTH: As previously filed, Article FIRST, paragraph (e) of the Articles Supplementary read:

“(e) designated and classified 67,000,000 of the authorized but undesignated shares of the capital stock of the Corporation resulting from the increase pursuant to Article FIRST (a) above as a new series of shares of capital stock, such series being designated as the “Steward Small Cap Growth Fund” series, and further designated and classified such 67,000,000 shares of the Steward Small Cap Growth Fund into four classes of shares, with (i) 16,000,000 of such shares being designated as “Class A” shares of the Steward Large Cap Value Fund; (ii) 15,000,000 of such shares being designated as “Class C” shares of the Steward Large Cap Value Fund; (iii) 16,000,000 of such shares being designated as “Class R6” shares of the Steward Large Cap Value Fund; and (iv) 20,000,000 of such shares being designated as “Institutional Class” shares of the Steward Small Cap Growth Fund;”

FIFTH: Article FIRST, paragraph (e) of the Articles Supplementary are hereby corrected to read as follows:

“(e) designated and classified 67,000,000 of the authorized but undesignated shares of the capital stock of the Corporation resulting from the increase pursuant to Article FIRST (a) above as a new series of shares of capital stock, such series being designated as the “Steward Small Cap Growth Fund” series, and further designated and classified such 67,000,000 shares of the Steward Small Cap Growth Fund into four classes of shares, with (i) 16,000,000 of such shares being designated as “Class A” shares of the Steward Small Cap Growth Fund; (ii) 15,000,000 of such shares being designated as “Class C” shares of the Steward Small Cap Growth Fund; (iii) 16,000,000 of such shares being designated as “Class R6” shares of the Steward Small Cap Growth Fund; and (iv) 20,000,000 of such shares being designated as “Institutional Class” shares of the Steward Small Cap Growth Fund;”

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IN WITNESS WHEREOF, Steward Funds, Inc. has caused this Certificate of Correction to be signed and acknowledged in its name and on its behalf by its President and attested to by its Secretary on this 2nd day of September, 2021; and its President acknowledges that this Certificate of Correction is the act Steward Funds, Inc., and he further acknowledges that, as to all matters or facts set forth herein that are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information, and belief, and that this statement is made under the penalties for perjury.

ATTEST:	STEWARD FUNDS, INC.

/s/ Jim Coppedge	By:	/s/ Michael L. Kern, III
Jim Coppedge		Michael L. Kern, III, CFA
Secretary		President